Exhibit 99.1

Joe’s Jeans Reports 61% Increase in Net Sales to $47.3 Million for the 1st Quarter of Fiscal 2014

LOS ANGELES--(BUSINESS WIRE)--April 9, 2014--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the first quarter ended February 28, 2014. Highlights were:

  Consolidated first quarter net sales increased 61% to $47.3 million;
  Wholesale net sales increased 72%;
  Retail store net sales increased 22%; and
  Operating income of $1.3 million compared to an operating loss of $6.4 million in the prior year period.

For the first quarter ended February 28, 2014, overall net sales were $47.3 million compared to $29.4 million in the prior year comparative period, or a 61% increase. We completed our acquisition of Hudson Clothing Holdings, Inc. (“Hudson”) on September 30, 2013 and our results for the first quarter of fiscal 2014 reflect the first full quarter of operation for Hudson as one of our subsidiaries.

Our overall gross profit for the quarter increased to $21.5 million from $14.3 million in the prior year comparative period, or a 50% increase. Our overall gross margin in the first quarter of fiscal 2014 was 45% compared to 49% in the first quarter of fiscal 2013. Impacting our gross profit and gross margins for the quarter was a non-cash charge of approximately $1.0 million related to the fair value step up of inventory acquired in connection with the acquisition of Hudson that was subsequently sold in the first quarter of fiscal 2014. Excluding this charge, our gross margin for the first quarter of fiscal 2014 would have been 47%. Operating expense in the first quarter of fiscal 2014 was $20.2 million compared to $20.7 million a year ago. Operating expense includes approximately $165,000 in transaction expenses associated with the acquisition of Hudson and for the first quarter of fiscal 2013, includes an $8.7 million expense related to the contingent consideration buy out expense in connection with the new agreement entered into with Mr. Joe Dahan in February 2013. Excluding the transaction expenses, our operating expense would have been $20.0 million for the first quarter of fiscal 2014. Our operating income was $1.3 million compared to an operating loss of $6.4 million in the prior year comparative period. We had a net loss of $2.2 million compared to $6.4 million in the prior year period. As a result, our fully diluted loss per share was $0.03 for the first quarter of fiscal 2014 compared to a fully diluted loss per share of $0.10 in same period a year ago.

Excluding transaction expenses and the charge related to the fair value step up of inventory, our operating income would have been $2.5 million. We also recorded as other expense a $2.6 million non-cash charge relating to the change in fair market value of the convertible note conversion feature. Excluding this change in fair market value, the above mentioned transaction costs and fair value step up charge, our net income would have been approximately $100,000 and our fully diluted earnings per share would have been $0.00 for the quarter. We refer you to our reconciliation of these non-GAAP financial measures at the end of this release.

Marc Crossman, President and Chief Executive Officer, commented, “With our first full quarter of operations of our Hudson subsidiary, we are pleased with our overall results for the quarter. Excluding the transaction expenses and inventory charge, our operating income would have been $2.5 million.” Crossman continued, “In addition, we continue to have healthy cash flows, as we generated $2.4 million in cash flow from operations and had borrowing availability under our revolving credit facility of $26 million as of February 28, 2014.”

Wholesale

Net sales for our wholesale segment in the first quarter of fiscal 2014 increased 72% to $39.6 million compared to $23.1 million in the year ago period. Wholesale net sales for the first quarter of fiscal 2014 included $17.3 million in wholesale net sales for a full quarter from Hudson®. In addition, within our wholesale business, both of our men’s and women’s Joe’s® sales channels experienced growth. Gross margin percentages for our wholesale segment were 42% for the first quarter of fiscal 2014 compared to 44% in the prior year comparable quarter and were impacted by the charge related to the fair value step up of Hudson inventory. Excluding this charge, our gross margin percentage would have been 45%. For the first quarter, wholesale operating expense increased to $6.4 million compared to $3.5 million in the year ago period. Our wholesale operating income increased to $10.4 million in the first quarter of fiscal 2014 compared to $6.7 million in the prior year comparative period.

Mr. Crossman commented, “The addition of $17.3 million in wholesale net sales from Hudson added to the top and bottom line for our wholesale operations for the quarter. We were also pleased to see growth from both our Joe’s® men’s and women’s wholesale divisions for the quarter on a comparative basis and we are optimistic about our wholesale channel as we move into the back half of the year.”

Retail

Net sales from our retail segment in the first quarter increased 22% to $7.7 million compared to $6.3 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution of $1.1 million from Hudson’s e-shop as well as growing our store base from 30 to 34 stores in the comparative periods. Gross margin percentages for our retail segment decreased to 61% from 64% in the year ago period and were impacted by heavier promotional activity in the retail channel as our competitors were more promotional. Retail operating expense increased as a result of additional expenses associated with expanding our store base compared to the prior year period. Overall, for the first quarter, we had an operating loss of $988,000 compared to an operating loss of $326,000 in the year ago period for our retail segment.

Mr. Crossman commented, “Our retail division continues to develop and mature along with our same store sales base. Both our Joe’s® and Hudson® e-shops continue to drive sales and profits for our retail segment.”

Corporate and Other

For the first quarter of fiscal 2014, our corporate and other expenses were $8.1 million compared to $12.8 million in the first quarter a year ago. Corporate and other expenses decreased due to an $8.7 million expense related to the contingent consideration buy out expense in connection with the new agreement entered into with Mr. Joe Dahan in February 2013 that we did not have in the first quarter of fiscal 2014. Offsetting this decrease was $165,000 of transaction related expenses in connection with the acquisition of Hudson and $4.0 million of expenses associated with Hudson’s corporate operations in the first quarter of fiscal 2014. Excluding the transaction expenses and expenses associated with Hudson’s corporate operations, our Joe’s corporate expenses would have decreased by approximately $144,000.

The Company will host a conference call on Wednesday, April 9, 2014 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the first quarter ended February 28, 2014.

To access the live call, please dial 1(800) 264-7882 or 1(847) 413-3708. The conference ID number and participant passcode is 37013998 and is titled the “Q1 2014 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on April 9, 2014 until 2:59 a.m. Eastern Time on April 17, 2014 by dialing 1(888) 843-7419 or 1(630) 652-3042 and using the conference passcode 37013998#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the effect of transaction expenses, an amortization charge related to the fair value step up of inventory in connection with the acquisition of Hudson, a contingent consideration buy out expense and a loss on an embedded conversion derivative. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). Management used these non-GAAP financial measures to internally evaluate the performance of its business and make operating decisions. We believe that providing the non-GAAP measures is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand our financial performance in comparison to historical periods, and it allows investors to evaluate our performance using the same methodology and information as that used by management. However, investors need to be aware that non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure.

We have provided a reconciliation table of the non-GAAP measure to the equivalent GAAP measure.

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	February 28,	February 28,
	2014	2013
	(unaudited)

GAAP net loss and comprehensive loss	$(2,178)	$(6,388)
Transaction expenses and amortization of inventory fair value step up, net of tax	714
Loss on embedded conversion derivative, net of tax	1,563
Contingent consideration buy-out expense, net of tax	-	8,104
Non-GAAP net income and comprehensive income, excluding transaction expenses, amortization of inventory fair value step up and contingent consideration buy-out expense	$99	$1,716

GAAP loss per common share - basic	$(0.03)	$(0.10)
Non-GAAP earnings per common share - basic	$0.00	$0.03

GAAP loss per common share - diluted	$(0.03)	$(0.10)
Non-GAAP earnings per common share - diluted	$0.00	$0.03

Adjusted weighted average shares outstanding:
Basic	67,938	66,646
Diluted	68,559	67,641

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND SEGMENT RESULTS
(in thousands)

	Three months ended
	February 28,	February 28,
	2014	2013
	(unaudited)

GAAP operating income (loss)	$1,306	$(6,396)
Transaction expenses and amortization of inventory fair value step up	1,165
Contingent consideration buy-out expense	-	8,732
Non-GAAP operating income, excluding transaction expenses, amortization of inventory fair value step up, loss on embedded conversion derivative and contingent consideration buy-out expense	$2,471	$2,336

Non- GAAP operating income:
Wholesale, excluding amortization of inventory fair value step up	$11,371	$6,704
Retail	(988)	(326)
Corporate and other, excluding transaction expenses and contingent consideration buy-out expense	(7,912)	(4,042)
Non-GAAP operating income, excluding transaction expenses, amortization of inventory fair value step up and contingent consideration buy-out expense	$2,471	$2,336

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP SEGMENT OPERATING EXPENSES
(in thousands)

	Three months ended
	February 28,	February 28,
	2014	2013
	(unaudited)

GAAP operating expenses:
Wholesale	$6,389	$3,528
Retail	5,713	4,409
Corporate and other	8,077	12,774
GAAP operating expenses	$20,179	$20,711

Non- GAAP operating expenses:
Wholesale	$6,389	$3,528
Retail	5,713	4,409
Corporate and other, excluding transaction expenses and contingent consideration buy-out expense	7,912	4,042
Non-GAAP operating expenses, excluding transaction expenses and excluding contingent consideration buy-out expense	$20,014	$11,979

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	February 28,	February 28,
	2014	2013
	(unaudited)
Net sales	$47,344	$29,430
Cost of goods sold	25,859	15,115
Gross profit	21,485	14,315

Operating expenses
Selling, general and administrative	18,952	11,487
Depreciation and amortization	1,227	492
Contingent consideration buy-out expense	-	8,732
	20,179	20,711
Operating income (loss)	1,306	(6,396)
Interest expense	3,321	70
Other expense	2,550	-
Loss before provision for taxes	(4,565)	(6,466)
Income tax benefit	(2,387)	(78)
Net loss and comprehensive loss	$(2,178)	$(6,388)

Loss per common share - basic	$(0.03)	$(0.10)

Loss per common share - diluted	$(0.03)	$(0.10)

Weighted average shares outstanding:
Basic	67,938	66,646
Diluted	67,938	66,646

The following table sets forth certain segment information for the three months ended February 28, 2014 and 2013, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
SEGMENT RESULTS
(in thousands)

	Three months ended
	February 28,	February 28,
	2014	2013
	(unaudited)
Net sales:
Wholesale	$39,615	$23,087
Retail	7,729	6,343
	$47,344	$29,430

Gross profit:
Wholesale	$16,760	$10,232
Retail	4,725	4,083
	$21,485	$14,315

Operating income (loss):
Wholesale	$10,371	$6,704
Retail	(988)	(326)
Corporate and other	(8,077)	(12,774)
	$1,306	$(6,396)

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. The Company also acquired in September 2013 Hudson Clothing Holdings, Inc., a leading global designer and marketer of women’s and men’s premium branded denim apparel bearing the Hudson® brand name, and operates it as a wholly owned subsidiary. Visit: joesjeans.com or facebook.com/joesjeans and hudsonjeans.com or facebook.com/HudsonJeans.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: our ability to successfully integrate the business of Hudson Clothing Holdings, Inc., or Hudson, and realize cost savings and any other synergies; unexpected costs or unexpected liabilities that may arise from the transaction; the inability to retain key personnel; the diversion of management's time and attention from our ongoing business during this time period, the impact of the acquisition on our stock price, the anticipated benefits of the acquisition on our financial results, business performance and product offerings, the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect, continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital, if required, the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s first party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu
323-837-3700 x 304
(Investor Relations)